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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                     FORM  5

               ANNUAL  STATEMENT  OF  CHANGES  IN  BENEFICIAL  OWNERSHIP

    Filed  pursuant  to  Section  16(a)  of the Securities Exchange Act of 1934,
       Section  17(a)  of  the  Public  Utility  Holding  Company Act of 1935 or
               Section  30(h)  of  the  Investment  Company  Act  of  1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form  3  Holdings  Reported

[_]  Form  4  Transactions  Reported

________________________________________________________________________________
1.   Name  and  Address  of  Reporting  Person*

  Palmer                             Charles               Robert
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

  2800 Post Oak Blvd., Suite 5450
--------------------------------------------------------------------------------
                                    (Street)

  Houston                             Texas               77056-6127
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer  Name  and  Ticker  or  Trading  Symbol


  Rowan Companies, Inc. (RDC)
________________________________________________________________________________
3.   IRS  Identification  Number  of  Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement  for  Month/Year

  December 2002

________________________________________________________________________________
5.   If  Amendment,  Date  of  Original  (Month/Year)



________________________________________________________________________________
6.   Relationship  of  Reporting  Person(s)  to  Issuer
     (Check  all  applicable)

     [X]  Director                             [_]  10%  Owner
     [X]  Officer  (give  title  below)        [_]  Other  (specify  below)

     Chairman of the Board and CEO
________________________________________________________________________________
7.   Individual  or  Joint/Group  Filing
     (Check  applicable  line)

     [X]  Form  filed  by  one  Reporting  Person
     [_]  Form  filed  by  more  than  one  Reporting  Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                            3.            4.                          5.              6.          7.
                       2.       2A.         Trans-        Securities Acquired (A)     Amount of       Owner-      Nature of
                       Trans-   Deemed      action        or Disposed of (D)          Securities      ship        Indirect
                       action   Execution   Code          (Instr. 3, 4 and 5)         Beneficially    Form:       Beneficial
                       Date     Date, if   (Instr. 8)                                 Owned at end    Direct      Owner-
                                any                                                   of Issuer's     (D) or      ship
1.                    (Month/   (Month/                           (A)                 Fiscal Year     Indirect
Title of Security      Day/      Day/                              or                                 (I)
(Instr. 3)             Year)     Year)                    Amount  (D)  Price         (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          9,376(1)         I        By 401(k) Plan
-------------------------------------------------------------------------------------------------------------------------------
See Table II
-------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

            PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
            IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 2270 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
             2.                                                                                            Deriv-    of
             Conver-                             5.                              7.                        ative     Deriv-  11.
             sion                                Number of                       Title and Amount          Secur-    ative   Nature
             or               3A.                Derivative    6.                of Underlying     8.      ities     Secur-  of
             Exer-            Deemed    4.       Securities    Date              Securities        Price   Bene-     ity:    In-
             cise     3.      Execution Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct  direct
             Price    Trans-  Date, if  action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or  Bene-
1.           of       action  any       Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-     ficial
Title of     Deriv-   Date              (Instr.  (Instr. 3,    ----------------            or      Secur-  of Year   direct  Owner-
Derivative   ative    (Month/ (Month/      8)       4 and 5)   Date     Expira-            Number  ity               (I)     ship
Security     Secur-   Day/     Day/              ------------  Exer-    tion               of      (Instr.           (Instr. (Instr.
(Instr. 3)   ity      Year)    Year)              (A)   (D)    cisable  Date      Title    Shares     5)  (Instr. 4)     4)      4)
------------------------------------------------------------------------------------------------------------------------------------
(2)Option (Right to Buy) $13.12   4/26/02               A        34,636        4/26/03    4/26/12  Common Stock  34,636
------------------------------------------------------------------------------------------------------------------------------------
(2)Option (Right to Buy) $13.12   4/26/02               A        34,636        4/26/04    4/26/12  Common Stock  34,636
------------------------------------------------------------------------------------------------------------------------------------
(2)Option (Right to Buy) $13.12   4/26/02               A        34,636        4/26/05    4/26/12  Common Stock  34,636
------------------------------------------------------------------------------------------------------------------------------------
(2)Option (Right to Buy) $13.12   4/26/02               A        34,636        4/26/06    4/26/12  Common Stock  34,636
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            138,544       D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1)At December 31, 2002, the Reporting Person's Rowan Common Stock balance under the Company's 401(k) plan (a unitized fund) was as shown, such number of shares, which fluctuates, being calculated as equivalent values based upon the value of the total units divided by the corresponding closing price of the underlying Rowan Companies Stock on that date.
(2)This option was granted April 26, 2002 under the Rowan Companies, Inc. 1998 Nonqualified Stock Option Plan in a transaction exempt under Rule 16b-3. This option becomes exercisable 25% for each year from date of grant.

By: /s/Charles Robert Palmer                             1/16/03
   ------------------------------------            -------------------------
   **Signature of Reporting Person                 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                          Page 2
                                                                 SEC 2270 (9-02)